UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

(Amendment No.__)

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☐
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☒
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

POLYPID LTD.

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Israel

(Jurisdiction of Subject Company’s Incorporation or Organization)

POLYPID LTD.

(Name of Person(s) Furnishing Form)

Ordinary Shares, no par value

(Title of Class of Subject Securities)

M8001Q118

(CUSIP Number of Class of Securities (if applicable))

Dikla Czaczkes Akselbrad

Chief Executive Officer

18 Hasivim Street

Petach Tikva 495376, Israel

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

February 8, 2023

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents.

The following documents are attached as exhibits to this Form CB:

Exhibit Number	Name of Exhibit
99.1	Repricing Notice to Israeli employees and directors.
99.2	Repricing Notice to U.S. employee, consultant and directors.

Item 2. Informational Legends.

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

On the date hereof, PolyPid Ltd. is submitting to the Securities and Exchange Commission an appointment of agent for service of process and undertaking on Form F-X, dated March 2, 2023.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PolyPid Ltd.

Date: March 2, 2023	By:	/s/ Dikla Czaczkes Akselbrad
		Name:	Dikla Czaczkes Akselbrad
		Title:	Chief Executive Officer

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